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                                                                 Exhibit 10.8(a)


                     PATENT AND TECHNOLOGY LICENSE AGREEMENT

THIS AGREEMENT ("AGREEMENT") is made by and between the BOARD OF REGENTS ("BOARD") of THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER ("MDA"), a component institution of the SYSTEM and INTRON THERAPEUTICS, INC., a Texas corporation having a principal place of business located at 301 Congress, Suite 2025, Austin, Texas 78701 ("LICENSEE").

                                    RECITALS

A. BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER, which were developed at MDA, a component institution of the SYSTEM.

B. BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, the inventor, BOARD, and the public as outlined in the Intellectual Property Policy promulgated by the BOARD.

C. The LICENSED SUBJECT MATTER was the subject of an OPTION AGREEMENT between MDA and the Texas Biomedical Development Partners ("TBDP"), dated December 15, 1992, a copy of which is attached hereto as Exhibit 1 for approval by BOARD, granting TBDP the option to negotiate a license from BOARD to the LICENSED SUBJECT MATTER in consideration for an option fee and commitment of research support.

D. TBDP exercised its option under the OPTION AGREEMENT in a timely manner by virtue of the letter dated June 17, 1993, a copy of which is attached hereto as Exhibit 2 for approval by BOARD, and further assigned TBDP's right and obligations under the OPTION AGREEMENT (Exhibit 1) to LICENSEE, thereby granting permission to BOARD to execute this LICENSE AGREEMENT with LICENSEE.

E. The LICENSED SUBJECT MATTER was also the subject of SPONSORED RESEARCH AGREEMENTS between MDA and the TBDP, entitled "Development of Therapeutic Treatment and Prevention of Lung Cancer" (SR93-04) and "Clinical Protocol for Modification of Oncogene and Tumor Suppressor Gene Expression in Nori-Small Cell Lung Cancer (CS93-27), respectively, and a copy of each is attached hereto as Exhibits 3 and 4 (the "RESEARCH AGREEMENTS").

F. The RESEARCH AGREEMENTS have been assigned by TBDP to LICENSEE by virtue of a letter dated November 26, 1993, a copy of which is attached hereto as
      Exhibit 5 for approval by BOARD.


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G.    LICENSEE is a company which was formed to develop and commercially exploit the inventions of LICENSED SUBJECT MATTER, and LICENSEE, therefore, wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

                                I. EFFECTIVE DATE

1.1 This AGREEMENT shall be effective as of July 20, 1994 ("EFFECTIVE DATE"), subject to approval by BOARD.

                                 II. DEFINITIONS

As used in this AGREEMENT, the following terms shall have the meanings indicated:

2.1   LICENSED FIELD shall mean all fields of use of the LICENSED SUBJECT
      MATTER.

2.2 LICENSED SUBJECT MATTER shall mean inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.3   PATENT RIGHTS shall mean any and all rights of BOARD in and to:

            (a) the patents and patent applications described in Schedule A hereto (the "Existing Patent Rights") and all patents anywhere in the world issuing thereon;

            (b) any patent or patent application of any kind anywhere in the world that claims or discloses any invention that is claimed in any of the Existing Patent Rights, or that takes priority from an application within the Existing Patent Rights or derives from an application from which any of the Existing Patent Rights derived;

            (c) all divisions, continuations, continuations-in-part, patents of addition, patents, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the applications and patents described in (a) or (b) above. From time to time during the term of this AGREEMENT, upon request by either party, LICENSEE and BOARD shall promptly update Schedule A hereto to include all patent applications and patents that are then within the PATENT RIGHTS.

2.4 TECHNOLOGY RIGHTS shall mean BOARD's rights in any technical information, know-how, process, procedure, composition, biological materials, device, method, formula, protocol, technique, software, design, drawing or data relating to LICENSED FIELD and made or developed by Dr. Jack A. Roth or others working in his lab or under his supervision or direction, whether or not covered by PATENT RIGHTS, which is reasonably necessary for practicing an invention at any time covered by PATENT RIGHTS.


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2.5   LICENSED PRODUCT shall mean any product, component or material the manufacture, use or sale of which would infringe a VALID CLAIM.

2.6   LICENSED TERRITORY shall mean the entire world.

2.7 SALE or sold shall mean the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or an AFFILIATE, which transfer or disposition would, but for the rights and license granted hereunder, infringe a VALID CLAIM in the country for which such LICENSED PRODUCT is transferred or disposed.

2.8 NET SALES shall mean the gross revenues received by LICENSEE, its AFFILIATES or SUBLICENSEES, from the SALE of LICENSED PRODUCTS less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.9 AFFILIATE shall mean any business entity more than 50% owned by LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

2.10 VALID CLAIM shall mean either (a) a claim of an issued and unexpired patent included within the PATENT RIGHTS, which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a pending claim in a patent application within the PATENT RIGHTS, provided that if such pending claim has not issued as a claim or an issued patent within the PATENT RIGHTS within [*] after the filing date from which such patent application takes priority, such pending claim shall not be a VALID CLAIM for purposes of this AGREEMENT unless and until, subsequent to [*] period, such pending claim is issued as a claim of an issued and unexpired patent included within the PATENT RIGHTS as set forth in (a) above. In the event that a claim of an issued and unexpired patent within the PATENT RIGHTS is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competent jurisdiction, such claim shall be reinstated thereafter as a VALID CLAIM hereunder.

2.11 SUBLICENSEE shall mean any third party to whom LICENSEE has granted a sublicense under the PATENT RIGHTS to make and sell LICENSED PRODUCTS, with respect to LICENSED PRODUCTS made and sold by such SUBLICENSEE. As used herein, "SUBLICENSEE" shall also mean a third party to whom LICENSEE has granted the exclusive right to distribute LICENSED PRODUCTS supplied by LICENSEE, provided that such third party is responsible for all marketing and promotion of the subject LICENSED PRODUCTS within its exclusive territory.

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                         III. WARRANTY: SUPERIOR-RIGHTS

3.1 Except for the rights, if any, of the Government of the United States as set forth hereinbelow, BOARD represents and warrants its belief that it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, and that it has the sole right to grant licenses thereunder, and that it has not granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein. In addition, BOARD represents and warrants that it owns and will own all right, title and interest in and to the patent applications listed in Exhibit A as of the Effective Date, and all patents that will issue thereon; and that the patents listed on Exhibit A comprise all patents and applications owned by BOARD or MDA that claim inventions of any of the inventors listed therein which pertain to the p53 gene or K-ras or gene therapy.

3.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation, including P.L. 96-517 as amended by P.L. 98-620. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail.

3.3 BOARD, by this AGREEMENT, makes no representation as to the patentability, validity, and/or breadth of the inventions contained in the PATENT RIGHTS. BOARD, by this AGREEMENT, makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD in the LICENSED FIELD, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

                                   IV. LICENSE

4.1 BOARD hereby grants to LICENSEE a royalty-bearing, exclusive license under the LICENSED SUBJECT MATTER to manufacture, have manufactured, use and/or sell LICENSED PRODUCTS, to practice any method, process or procedure and to otherwise exploit the LICENSED SUBJECT MATTER, within LICENSED TERRITORY for use within LICENSED FIELD. Subject to Paragraph 5.8 herein, such license shall extend to BOARD's undivided interest in any LICENSED SUBJECT MATTER developed during the term of this AGREEMENT and jointly owned by BOARD and LICENSEE. This grant shall be subject to Paragraph 3.2, hereinabove, the payment by LICENSEE to BOARD of all consideration as provided in this AGREEMENT, including the timely payment of all amounts due during the term of this Agreement under any sponsored research agreement covering the Licensed Subject Matter between MDA and LICENSEE (including but not limited to the RESEARCH AGREEMENTS, reimbursement of MDA's patent expenses as set forth in Paragraph 5.7 below, and shall be further subject to rights retained by BOARD and MDA to:


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      (a)   Publish the general scientific findings from research related to
            LICENSED SUBJECT MATTER; and

      (b) Use any information contained in LICENSED SUBJECT MATTER for research, teaching, patient care, and other educationally-related purposes.

      Notwithstanding the foregoing, the license granted in this Section 4.1 under TECHNOLOGY RIGHTS not covered by any PATENT RIGHTS shall be non-exclusive for all applications that do not pertain in any way to the p53 gene, the k-ras gene, or mutations thereof, the genetic or functional inhibition or promotion thereof; the translation or transcription pathways of such genes or mutations thereof, or any protein or molecule expressed by such genes or mutations thereof.

4.2 LICENSEE shall have the right to extend the license granted herein to any AFFILIATE provided that such AFFILIATE consents in writing, with copy to BOARD, to be bound by this AGREEMENT to the same extent as LICENSEE.

4.3 The license granted under Paragraph 4.1 above shall include the rights to grant and authorize sublicenses within the scope of the right and license granted to LICENSEE. LICENSEE shall monitor the operations of its SUBLICENSEES in connection with the obligations of LICENSEE pursuant to this AGREEMENT, and shall use reasonable efforts to ensure that such SUBLICENSEES comply fully with such obligations. LICENSEE shall promptly inform BOARD of the name and address of each such SUBLICENSEE, and subject to any obligations of confidentiality to the SUBLICENSEE, shall provide MDA a copy of the sublicense agreement.

                             V. PAYMENTS AND REPORTS

5.1 In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay MDA the following:

      (a) [*] of NET SALES attributed to SALES of LICENSED PRODUCTS by LICENSEE, AFFILIATES and SUBLICENSEES; and

      (b) For any advance payment received by LICENSEE from a third party pursuant to a sublicense, marketing, distribution, or franchise agreement, other than amounts paid to LICENSEE in reimbursement of development or other costs, as provided for in Article 4.3 hereof and which is creditable against future royalties to be received by LICENSEE:[*] of said advance payment.

      (c) LICENSEE will not be obligated to pay MDA any portion of any advanced payment received by LICENSEE from a third party [*].

      (d) If LICENSEE desires to fund sponsored research, and particularly where LICENSEE receives R&D money in lieu of or in addition to royalty revenues pursuant to a sublicense, LICENSEE shall give good faith consideration to funding such proposals at MDA.

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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5.2   In the event that more than one patent within the PATENT RIGHTS is applicable to any LICENSED PRODUCT subject to royalties under this Article V, then only one royalty shall be paid to MDA in respect of such quantity of the LICENSED PRODUCTS and in any event no more than one royalty will be payable hereunder with respect to any particular LICENSED PRODUCT unit. In addition:

      (a) No royalty shall be payable under Paragraph 5.1 above with respect to the SALE of LICENSED PRODUCTS between or among LICENSEE, AFFILIATES and SUBLICENSEES, provided that such LICENSED PRODUCTS are to be resold to unrelated third parties, or with respect to any fees or other payments paid between or among LICENSEE and AFFILIATES; nor shall a royalty be payable under Paragraph 5.1 with respect to SALES of LICENSED PRODUCTS for use in clinical trials or as samples.

      (b) In the event that a LICENSED PRODUCT is sold in combination as a single product, or in a kit, with another product or component and no royalty would be due hereunder on the sale of such other product or component alone, then NET SALES from such combination sales for purposes of calculating the amounts due under this Article V shall be as reasonably allocated by LICENSEE between such LICENSED PRODUCT and such other product or components, based upon their relative importance and proprietary protection as commercially reasonable.

5.3 During the Term of this AGREEMENT and for [*] thereafter, LICENSEE shall keep complete and accurate records if its SALES and NET SALES of LICENSED PRODUCTS and other income subject to royalties hereunder and all revenues received from all SUBLICENSEES to enable the royalties payable hereunder to be determined. LICENSEE shall permit BOARD or its representatives, at BOARD's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and [*] are determined to have been underpaid LICENSEE shall pay the cost of such examination, and accrued interest at the highest allowable rate.

5.4 Within [*] after March 31, June 30, September 30, and December 31, LICENSEE shall deliver to BOARD and MDA a true and accurate report, giving such particulars of the business conducted, if any, by LICENSEE, including all revenues received from all SUBLICENSEES, during the preceding three
      (3) calendar months under this AGREEMENT as are pertinent to an account for payments hereunder. Such report shall include at least (a) the quantities of LICENSED SUBJECT MATTER that it has produced; (b) the total SALES, (c) the calculation of royalties thereon; and (d) the total royalties so computed and due BOARD. Simultaneously with the delivery of each such report, LICENSEE shall pay to BOARD the amount, if any, due for the period of such report. If no payments are due, it shall be so reported.

5.5 Upon the request of BOARD or MDA but not more often than once per calendar year, LICENSEE shall deliver to BOARD and MDA a written report as to LICENSEE's efforts and accomplishments during the preceding year in commercializing LICENSED SUBJECT MATTER

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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      in various parts of the LICENSED TERRITORY and its commercialization plans for the upcoming year.

5.6 All amounts payable hereunder by LICENSEE shall be payable in United States funds. Checks shall be made payable to The University of Texas M.D. Anderson Cancer Center. Any withholding or other tax that LICENSEE, an AFFILIATE, or a SUBLICENSEE are required by law to withhold shall be deducted from royalties owing to MDA hereunder and promptly paid to the taxing authority. If royalties paid to LICENSEE or an AFFILIATE by a SUBLICENSEE on NET SALES of LICENSED PRODUCTS are reduced for withholding or similar taxes, LICENSEE may deduct a portion of such tax from the royalties payable to UNIVERSITY with respect to such Net Sales; the portion to be so deducted shall equal the amount of the tax multiplied by the fraction B/A, where "A" equals the gross royalty payable to LICENSEE on such Net Sales prior to the withholding or similar tax, and "B" equals the gross royalty payable to UNIVERSITY on such Net Sales prior to the reduction under this Section 5.6. In regard to any tax so deducted, LICENSEE shall furnish UNIVERSITY with proper evidence of the taxes paid. In the event that LICENSEE realizes a reduction in its U.S. tax liability by reason of a foreign tax credit with respect to withholding taxes so deducted from royalties payable to MDA hereunder, LICENSEE shall pay to MDA the amount of such reduction in its U.S. tax liability.


5.7 LICENSEE shall reimburse MDA [*] in filing, prosecuting, enforcing and maintaining PATENT RIGHTS exclusively licensed hereunder and which were not already reimbursed pursuant to the Option Agreement in Exhibit I hereto, and shall pay all such future expenses so long as and in such countries as its license remains exclusive. In the event that LICENSEE notifies MDA that it does not wish to reimburse further expenses of prosecuting or maintaining any application or patent within the PATENT RIGHTS in any country, LICENSEE shall not be responsible for any such expenses with respect to such application or patent after MDA's receipt of such notice, and LICENSEE's license under Paragraph 4.1 above shall become nonexclusive with respect to such application (and any patent issuing thereon) or patent in such country. MDA will invoice LICENSEE on a quarterly basis beginning October 1, 1994, with such invoices being due and payable within thirty (30) days thereafter.


5.8 No payments due or royalty rates under this AGREEMENT shall be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and LICENSEE.

5.9 It is understood that royalties shall be due under 5.1(a) above only on SALES of LICENSED PRODUCTS, the SALE of which [*]. However, if the SALE of a LICENSED PRODUCT [*], LICENSEE shall pay royalties hereunder on all sales of such LICENSED PRODUCT in any country, regardless of whether the sale of such product in such country would infringe a VALID CLAIM. [*]

5.10 Effective upon written notice to MDA, LICENSEE may convert the license granted to LICENSEE under Paragraph 4.1 with respect to any patent or application within the PATENT RIGHTS to a non-exclusive license. Following such notice, the amounts to be paid to MDA under Paragraph 5.1 above with respect to any VALID CLAIMS within such patent or application, after any other adjustment under this AGREEMENT, shall be [*].

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                           VI. PATENTS AND INVENTIONS


6.1 If after consultation with LICENSEE it is agreed by BOARD and LICENSEE that a new patent application should be filed for LICENSED SUBJECT MATTER, BOARD will prepare and file appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same, subject to Paragraph 5.7 above. BOARD shall provide LICENSEE with a copy of the new patent application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosection thereof. BOARD shall consult with LICENSEE in a timely manner concerning (i) scope and content of all patent applications within the PATENT RIGHTS prior to filing such patent applications, and
      (ii) content of and proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of any patent applications within the PATENT RIGHTS. For purposes of this Paragraph 6.1, "timely" shall mean sufficiently in advance of any decision by BOARD or any deadline imposed upon written response by BOARD so as to allow LICENSEE to meaningfully review such decision or written response and also provide comments to BOARD in advance of such decision or deadline to allow comments of LICENSEE respect to the PATENT RIGHTS to be considered and incorporated into BOARD decision or written response.

6.2 With respect to the filing of any patent application within the PATENT RIGHTS, or the prosecution of any patent application within the PATENT RIGHTS, or the maintenance of any patent within the PATENT RIGHTS, if BOARD elects not to file for or continue prosecution of any such patent application or maintain any such patent, BOARD shall promptly notify LICENSEE in writing sufficiently in advance of any deadline to enable LICENSEE to file for or continue prosecution of such patent application and/or maintain such patent, and in such event LICENSEE (or its designee) may at its discretion pursue such filing, prosecution and/or maintenance of its own expense in BOARD's name.


                          VII. INFRINGEMENT AND DEFENSE


7.1 LICENSEE agrees, itself or through its designee, to use reasonable efforts generally to enforce the PATENT RIGHTS with respect to substantial continuing infringements of the PATENT RIGHTS within the LICENSED FIELD, by initiating legal action, sublicensing the infringing activities or otherwise. It is understood, however, that such obligation shall not be deemed to require LICENSEE to take such actions with respect to each such infringement, and LICENSEE may take into account reasonable strategic and other considerations in determining which infringers to take action against, as well as when and whether to do so. If LICENSEE or its designee commences an action to enforce the PATENT RIGHTS, LICENSEE shall have the right during the pendency of the action [*]. Any amounts recovered from third parties by LICENSEE or a SUBLICENSEE with respect to the PATENT RIGHTS in such action or proceeding shall be applied first to reimburse any outstanding legal expenses of the action or proceeding incurred by LICENSEE or such SUBLICENSEE, and then to reimburse BOARD for any royalties or fees withheld under this Paragraph 7.1 with respect to such action or proceeding. Any amounts remaining shall be included in NET SALES of LICENSEE or such SUBLICENSEE (as the case may be) for purposes of calculating royalties owed pursuant to Paragraph 5.1(a).



7.2 In the event that LICENSEE does not fulfill its obligations under Paragraph 7.1 above, MDA shall have the right to enforce the PATENT RIGHTS relating to infringement by such a substantial infringer on behalf of MDA and LICENSEE; and in such event MDA shall have the right to grant a nonexclusive license, under the PATENT RIGHTS that are the subject of such action, to the claimed infringer to make, use and sell the infringing products in the countries where such products are being sold at the time the auction is commenced. Any amounts recovered or received


      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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
      from third parties by [*] with respect to the PATENT RIGHTS in such action, proceeding or license shall be retained by [*].

7.3 In the event that LICENSEE, an AFFILIATE or SUBLICENSEE receives a claim from a third party alleging an infringement of intellectual property rights of a third party based upon the manufacture, sale or use of a LICENSED PRODUCT, LICENSEE shall have the right [*].

7.4 In any suit or dispute involving the enforcement or defense of PATENT RIGHTS, the parties shall cooperate fully, including without limitation, subject to the statutory authority of the Attorney General of the State of Texas as applicable to BOARD and MDA, by joining as a party plaintiff and executing such documents as the party prosecuting such suit, action or other proceeding may reasonably request, all at such requesting party's expense. Upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like which are in its possession.

                              VIII. PATENT MARKING

8.1 LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), and documentation therefor, sold by LICENSEE, AFFILIATES and SUBLICENSEES of LICENSEE will be marked permanently and legibly with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code.

                               IX. INDEMNIFICATION

9.1 LICENSEE shall hold harmless and indemnify BOARD, SYSTEM, MDA, its Regents, officers, employees, students, and agents from and against any claims, demand, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property, caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE or its officers, employees, agents or representatives.

9.2 BOARD shall, to the extent authorized under the Constitution and the laws of the State of Texas, hold LICENSEE harmless from liability resulting from the negligent acts or omissions of BOARD or MDA, their agents or employees pertaining to the activities to be carried out pursuant to the obligations of this AGREEMENT; provided, however, that BOARD shall not hold LICENSEE harmless from claims arising out of the negligence of LICENSEE, its officers, agents or any person or entity not subject to BOARD's or MDA's supervision or control.

                       X. USE OF BOARD AND COMPONENTS NAME

10.1 (A) In accordance with BOARD policy, LICENSEE shall not use the name of BOARD, SYSTEM or BOARD, except as described in
                  10.1 (B), below.

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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      (B)(i)      LICENSEE may use the name of MDA, BOARD, or SYSTEM only when indicating, as a factual matter, that MDA, BOARD, or SYSTEM is a licensor of LICENSEE under this AGREEMENT and only in connection with either or both of the following:

                  (a) communications associated with LICENSEE's financing activities; and

                  (b) communications (other than promotions and advertisements) directed to describing or responding to inquiries concerning the business, technology, products, services and associated activities of LICENSEE.

                  (c) in all such communications, LICENSEE shall limit such use, in substance, to stating that a LICENSED PRODUCT or other LICENSED SUBJECT MATTER was invented by the inventor thereof as an employee of MDA and/or that MDA and/or BOARD is the licensor thereof. In no event shall LICENSEE use the name of MDA, SYSTEM or BOARD in product advertising or on product packaging or labels affixed to any products. Communications in accordance with this
                        Section 10.1(B) shall not be deemed a breach of Section 6 of either of the RESEARCH AGREEMENTS.

         (ii) LICENSEE may otherwise use the name of MDA, BOARD, or SYSTEM when and as required by applicable law, rules and regulations, or upon written consent of the party the use of whose name is requested.

                          XI. CONFIDENTIAL INFORMATION

11.1 BOARD and LICENSEE each agree that all information contained in documents marked "confidential" which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this AGREEMENT, and not disclosed by the recipient party (except as required by law or court order), its agent or employees without the prior written consent of the other party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (d) was already known by the recipient party at the time of disclosure, (e) was independently developed or (f) is required to be submitted to a government agency or as otherwise required by law. Notwithstanding the foregoing or any provision of the RESEARCH AGREEMENTS, LICENSEE may disclose any LICENSED SUBJECT MATTER comprising confidential information of BOARD to third parties pursuant to a reasonable confidentiality agreement, and otherwise as is reasonably necessary to exploit the LICENSED SUBJECT MATTER as contemplated in this AGREEMENT.

11.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

                                 XII. ASSIGNMENT

12.1 This AGREEMENT may not be assigned by LICENSEE without the prior written consent of BOARD; provided that, at any time after eighteen (18) months after the Effective Date, LICENSEE may assign this AGREEMENT without such consent to a party that acquires substantially all of the business or assets of LICENSEE to which this AGREEMENT pertains, so long as LICENSEE notifies BOARD and the assignee agrees in writing to be bound by the terms of this AGREEMENT.

                               XIII. DUE DILIGENCE


13.1 BOARD shall have a right after five (5) years from the EFFECTIVE DATE to terminate the exclusivity of the license granted by BOARD to LICENSEE pursuant to Paragraph 4.1 in any national political jurisdiction within the LICENSED TERRITORY at any time upon written notice to LICENSEE if LICENSEE fails to provide written evidence, within one hundred eighty
      (180) days after receiving written notice from BOARD of BOARD's intention to terminate such exclusivity, that LICENSEE is using commercially reasonable efforts to commercialize a LICENSED PRODUCT in such jurisdiction; provided that termination of such exclusivity shall not occur unless and until a court of competent jurisdiction has determined in a suit filed by LICENSEE within such one hundred eighty (180) day period, that LICENSEE has not satisfied LICENSEE's obligations hereunder, and LICENSEE fails to meet its obligations hereunder within six (6) months after such determination. Evidence provided by LICENSEE in writing that LICENSEE has an ongoing and active research, development, manufacturing, marketing or sublicensing program (as appropriate), directed toward the development, production or sale of one or more LICENSED PRODUCTS within either the United States, Japan or Europe shall be deemed satisfactory evidence that LICENSEE has commercialized or is using commercially reasonable efforts to commercialize a LICENSED PRODUCT and to meet the market demand therefor worldwide for all purposes of this Article XIII.


                       XIV. TERM, TERMINATION, AND DEFAULT

14.1 The term of this AGREEMENT shall extend from the Effective Date set forth hereinabove to the full end of the term or terms for which PATENT RIGHTS have not expired and if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of fifteen (15) years. Notwithstanding the above, upon the expiration, but not an earlier termination of this AGREEMENT, LICENSEE shall have a non-exclusive, fully paid-up right and license under the LICENSED SUBJECT MATTER to use and otherwise exploit the TECHNOLOGY RIGHTS.

14.2  This AGREEMENT will earlier terminate:

      (a) upon the expiration of thirty (30) days written notice from BOARD if LICENSEE shall become bankrupt and/or if the business of LICENSEE shall be placed in hand of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise;


      (b) (i) upon thirty (30) days written notice from BOARD if LICENSEE shall breach or default on the payment obligations of Article V, or use of name obligations of Article X; or (ii) upon ninety (90) days written notice if LICENSEE shall breach or default any other obligation under this AGREEMENT; provided, however, LICENSEE may avoid such termination if before the end of the applicable period LICENSEE notifies BOARD that such breach has been cured



      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            and states the manner of such cure. However, if LICENSEE disputes such breach in writing within such thirty (30) day or ninety (90) day period, BOARD shall not have the right to terminate this AGREEMENT unless and until a court of competent jurisdiction has determined, in a suit filed by LICENSEE within such thirty (30) day or ninety (90) day period, that this AGREEMENT was materially breached, and LICENSEE fails to cure such breach within thirty (30) or ninety (90) days (respectively) after such determination; provided that the foregoing shall not suspend any obligation of LICENSEE to pay to BOARD any undisputed amount owed by LICENSEE to BOARD or MDA under this AGREEMENT, during the pendency of any determination of breach.


      (c) In its entirety or as to any particular patent application or patent within the PATENT RIGHTS, upon LICENSEE's sixty (60) days prior written notice to BOARD. From and after the effective date of a termination under this Paragraph 15.2(c) with respect to a particular patent application or patent, such patent application and patent in the particular country shall cease to be within the PATENT RIGHTS for all purposes of this AGREEMENT. Upon a termination of this AGREEMENT in its entirety under this Paragraph 15.2(c), all rights and obligations of LICENSEE and BOARD shall terminate, except as provided below.

14.3 Upon termination of this AGREEMENT for any cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination. LICENSEE may, after the effective date of such termination, sell all LICENSED PRODUCT and parts therefore that it may have on hand at the date of termination, provided that it pays earned royalty thereon as provided in this AGREEMENT.

14.4 Articles IX, X, and XI, shall survive the expiration and any termination of this AGREEMENT. In addition, upon termination of this AGREEMENT, any and all existing sublicenses shall survive; provided that such SUBLICENSEES promptly agree in writing to be bound by the applicable terms of this AGREEMENT. Except as otherwise provided in this Article XV, all rights and obligations of the parties under this AGREEMENT shall terminate upon the expiration or termination of this AGREEMENT.

                                   XV. GENERAL

15.1 This AGREEMENT constitutes the entire and only AGREEMENT between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements (including that certain PATENT AND TECHNOLOGY LICENSE AGREEMENT between the parties hereto executed on April 21, 1994 but not approved by BOARD) and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.


      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

15.2 Any notice required by this AGREEMENT shall be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of BOARD to:

                                          BOARD OF REGENTS
                                          The University of Texas System
                                          201 West Seventh Street
                                          Austin, Texas 78701
                                          ATTENTION:  Office of General Counsel

      with a copy to:                     The University of Texas
                                          M.D. Anderson Cancer Center
                                          Office of Technology Development
                                          1020 Holcombe Boulevard, Suite 1405
                                          Houston, Texas  77030
                                          ATTENTION:  William J. Doty

      or in the case of LICENSEE to:      Intron Therapeutics, Inc.
                                          301 Congress, Suite 2025
                                          Austin, Texas 78701
                                          ATTENTION: Mr. David Nance

      with a copy to:                     Kenneth A. Clark, Esq.
                                          Wilson, Sonsini, Goodrich & Rosati
                                          650 Page Mill Road
                                          Palo Alto, California 94304

      or such other address as may be given from time to time under the terms of this notice provision.

15.3 LICENSEE shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.4 This AGREEMENT shall be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

15.5 Failure of BOARD to enforce a right under this AGREEMENT shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.6 Headings included herein are for convenience only and shall not be used to construe this AGREEMENT.

15.7 If any provision of this AGREEMENT shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this AGREEMENT.

      IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

THE UNIVERSITY OF TEXAS                   BOARD OF REGENTS OF THE
M.D. ANDERSON CANCER CENTER               UNIVERSITY OF TEXAS SYSTEM

By:   /s/ DAVID J. BACHRACH               By:   /s/ THOMAS G. RICKS
   ---------------------------------         -----------------------------------
      David J. Bachrach                         Thomas G. Ricks
      Executive Vice President                  Vice Chancellor for
      for Administration and Finance            Asset Management

APPROVED AS TO CONTENT:                         APPROVED AS TO FORM:

By:   /s/ WILLIAM J. DOTY                 By:   /s/ DUDLEY R. DOBIE, JR.
   ---------------------------------         -----------------------------------
      William J. Doty                           Dudley R. Dobie, Jr.
      Director, Technology Development          Manager, Intellectual Property

INTRON THERAPEUTICS, INC.

By:   /s/ DAVID G. NANCE
   ---------------------------------
      David G. Nance
      President

                                  ATTACHMENT A


Patent and technology rights for U.S. and Foreign Patent Application entitled:
[*]



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.